TAKE-TWO INTERACTIVE SOFTWARE, INC.
CHANGE IN CONTROL
EMPLOYEE SEVERANCE PLAN

Effective March 3, 2008

INTRODUCTION

The purpose of the Plan is to enable the Employer to offer certain protections to employees if their employment with the Employer is terminated without Cause or for Good Reason in connection with a Change in Control. Accordingly, to accomplish this purpose, the Board has adopted the Plan, effective as of March 3, 2008.

Unless otherwise expressly provided in Section 2.3 or unless otherwise agreed to between the Company and a Participant on or after the date hereof, Participants covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Employer that would otherwise apply under the circumstances described herein. The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of ERISA. Important administrative provisions of (and information about) the Plan and important information about a Participant’s rights under the Plan and applicable law are contained in Article VIII. This Plan document shall constitute both the Plan document and summary plan description and shall be distributed to Participants in this form. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I

DEFINITIONS

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.

1.1 “Affiliate” shall mean (i) any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code, (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company, or (iii) any other entity which is designated as an Affiliate by the Board.

1.2 “Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records or, if higher, the Participant’s annual base compensation rate immediately prior to a Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.3 “Board” shall mean the Board of Directors of the Company.

1.4 “Bonus” shall mean the Participant’s annual bonus for the fiscal year in which a Change in Control shall occur, as in effect immediately prior to the Change in Control, as set forth under the Participant’s individual employment agreement with the Employer or in any written bonus plan, program or arrangement approved by the Board or the Compensation Committee of the Board. With respect to any Bonus that is based on a range and/or subject to the achievement of a performance goal(s), the Bonus shall be deemed to be the Participant’s target level bonus without regard to the actual level of performance (whether individual performance or company performance) achieved. Notwithstanding the foregoing, Bonus shall not include any bonus to be paid upon the completion of any specified milestone or project or upon the occurrence of a specified event.

1.5 “Cause” shall mean the occurrence of any of the following:

(a) the continued failure by the Participant to substantially perform his or her duties after receipt of notice from the Employer requesting such performance;

(b) the criminal conviction by plea or after trial of having engaged in criminal misconduct (including embezzlement and fraud) which is demonstrably injurious to the Employer, monetarily or otherwise;

(c) the conviction of the Participant for a felony;

(d) gross negligence on the part of the Participant affecting the Employer; or

(e) failure of the Participant to adhere to the Employer’s written policies or to cooperate in any investigation or inquiry involving the Employer.

1.6 “Change in Control” shall have the meaning set forth in Appendix A hereto.

1.7 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.9 “Code Section 409A” shall mean Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

1.10 “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan.

1.11 “Company” shall mean Take-Two Interactive Software, Inc., a Delaware corporation, and any successor as provided in Article VI hereof.

1.12 “Completed Year of Service” shall mean each full twelve (12) consecutive month period of service with the Employer commencing on the Participant’s most recent date of hire by the Employer and any anniversary thereof. Any prior periods of service shall be disregarded in calculating Completed Years of Service.

1.13 “Continuation Period” shall mean a period commencing on the date of a Participant’s termination of employment until the earliest of:

(A) (i) in the case of a Tier 1 Employee, a period eighteen (18) months from the date of termination; (ii) in the case of a Tier 2 Employee, twelve (12) months from the date of termination; and (iii) in the case of a Tier 3 Employee, six (6) months from the date of termination;

(B) the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer; and

(C) the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.

1.14 “Continued Health Coverage” shall mean the benefit set forth in Section 2.2(b) below.

1.15 “Delay Period” shall mean the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (A) the six (6)-month anniversary of the date of such Separation from Service and (B) the date of the Participant’s death.

1.16 “Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.

1.17 “Effective Date” shall mean March 3, 2008.

1.18 “Employer” shall mean the Company and any Affiliate.

1.19 “Equity Vesting” shall mean the benefit set forth in Section 2.2(c) below.

1.20 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.22 “Foreign Participant” shall mean any Participant who on the date of the Change in Control is employed or residing in any country other than the United States. The Company’s management, with the approval of the chairman of the Compensation Committee of the Board, may at any time prior to a Change in Control adopt special guidelines and provisions for Foreign Participants to comply with the applicable laws of such other countries.

1.23 “Good Reason” shall mean the occurrence of any of the following events on or following a Change in Control without the Participant’s express written consent, provided the Participant gives notice to the Employer of the Good Reason event within ninety (90) days after the Participant has knowledge of the Good Reason event and such events are not fully corrected in all material respects by the Employer within thirty (30) days following receipt of the Participant’s written notification:

(a) a material diminution in the Participant’s Base Salary;

(b) a material diminution in the Participant’s authority, duties or responsibilities;

(c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or an employee instead of reporting directly to the Board;

(d) a material diminution in the budget over which the Participant retains authority;

(e) a relocation of the Participant’s principal business location to an area outside a 50 mile radius of the Participant’s principal business location immediately prior to the Change in Control;

(f) any other action or inaction that constitutes a material breach by the Employer of the Plan or of an employment agreement between the Employer and the Participant; or

(g) if the Participant has an Individual Severance Agreement that defines “good reason” (or words of like import), then the occurrence of any event that constitutes good reason under the Participant’s Individual Severance Agreement.

1.24 “Individual Severance Agreement” shall mean an approved, executed, written agreement between the Employer and the Participant that has not expired or been replaced prior to the termination of the Participant’s employment and that provides for specific severance for the Participant in connection with a termination of employment.

1.25 “Participant” shall mean any Tier 1 Employee, Tier 2 Employee, Tier 3 Employee or Tier 4 Employee who is employed on the date of the Change in Control. The tier for each Participant shall be determined by the Employer in its sole and absolute discretion. Notwithstanding the foregoing or anything in the Plan to the contrary, any individual who is providing services to the Company pursuant to the Management Agreement between the Company and ZelnickMedia Corporation dated March 30, 2007, as amended from time to time, shall not be eligible to be a Participant in the Plan.

1.26 “Plan” shall mean the Take-Two Interactive Software, Inc. Change in Control Employee Severance Plan.

1.27 “Separation from Service” shall mean termination of a Participant’s employment with the Employer, provided that such termination constitutes a separation from service within the meaning of Code Section 409A. All references in the Plan to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

1.28 “Separation Pay Limit” shall mean two (2) times the lesser of (i) a Participant’s annualized compensation based on such Participant’s annual rate of pay for the taxable year of such Participant preceding the taxable year in which such Participant incurs a Separation from Service, and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Code Section 401(a)(17) for the year in which such Participant incurs a Separation from Service.

1.29 “Severance Benefits” shall mean collectively, the Severance Payments, the Continued Health Coverage and the Equity Vesting.

1.30 “Severance Payments” shall mean the payments set forth in Section 2.2(a) below.

1.31 “Severance Period” shall mean (i) in the case of a Tier 1 Employee, a period eighteen (18) months from the date of termination; (ii) in the case of a Tier 2 Employee, twelve (12) months from the date of termination; (iii) in the case of a Tier 3 Employee, six (6) months from the date of termination; and (iv) in the case of a Tier 4 Employee, two (2) weeks for every Completed Year of Service, up to a maximum of 26 weeks from the date of termination.

1.32 “Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.

1.33 “Tier 1 Employee” shall mean the Chief Executive Officer of the Employer and any officer who is subject to Section 16 of the Exchange Act, and any other employee of the Employer as designated by the Company.

1.34 “Tier 2 Employee” shall mean any Senior Vice President or Studio Head of the Employer, and any other employee of the Employer as designated by the Company.

1.35 “Tier 3 Employee” shall mean any Vice President of the Employer, and any other employee of the Employer as designated by the Company.

1.36 “Tier 4 Employee” shall mean an employee of the Employer who is not a Tier 1 Employee, Tier 2 Employee or Tier 3 Employee.

ARTICLE II

SEVERANCE BENEFITS

2.1 Eligibility for Severance Benefits.

(a) Qualifying Event for a Tier 1 Employee, Tier 2 Employee or Tier 3 Employee. In the event that during the period commencing on the date of the Change in Control and ending twelve (12) months thereafter, the employment of a Tier 1 Employee, Tier 2 Employee or Tier 3 Employee is terminated by the Employer without Cause or by the Participant for Good Reason, then the Employer shall pay or provide the Participant with the Severance Benefits.

(b) Qualifying Event for a Tier 4 Employee. In the event that during the period commencing on the date of the Change in Control and ending twelve (12) months thereafter, the employment of a Tier 4 Employee is terminated by the Employer without Cause, then the Employer shall pay or provide the Participant with the Severance Benefits.

(c) Non-Qualifying Events. A Participant shall not be entitled to Severance Benefits under the Plan if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by a Tier 1 Employee, Tier 2 Employee or Tier 3 Employee for any reason other than for Good Reason, (iii) by a Tier 4 Employee for any reason, or (iv) on account of the Participant’s death or Disability.

2.2 Amount of Severance Benefits. Unless otherwise determined by the Committee at the time of termination, in the event that a Participant becomes entitled to benefits pursuant to Section 2.1 hereof, the Employer shall pay or provide the Participant with the Severance Benefits as follows:

(a) Severance Payment. Subject to the provisions of Sections 2.3 through 2.9, during the applicable Severance Period the Employer shall pay to the Participant an amount determined as follows:

Tier 1 Employees	1.5 times the Participant’s Base Salary plus Bonus
Tier 2 Employees	1.0 times the Participant’s Base Salary plus Bonus
Tier 3 Employees	0.5 times the Participant’s Base Salary plus Bonus
Tier 4 Employees	2 weeks of the Participant’s Base Salary for every Completed Year of Service, up to a maximum of 26 weeks

Such amount shall be payable in installments in accordance with the Employer’s normal payroll practices (but off employee payroll). Notwithstanding the foregoing or anything in the Plan to the contrary, payment of the foregoing amounts shall be subject to Section 7.8(b) hereof; provided, that with respect to any Participant for who Section 1.23(g) of the Plan does not apply, the six-month delay set forth in Section 7.8(b) shall only be applied to amounts in excess of the Separation Pay Limit.

(b) Continued Health Coverage. Subject to the provisions of Sections 2.3 through 2.9 and a timely election pursuant to COBRA by a Tier 1 Employee, Tier 2 Employee or Tier 3 Employee, during the applicable Continuation Period the Company shall pay the full cost for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Employer’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment. Following the applicable Continuation Period, the Participant shall be entitled to such continued coverage for the remainder of the COBRA period on a full self-pay basis to the extent eligible under COBRA. For the avoidance of doubt, Tier 4 Employees shall not be entitled to the benefit provided under the first sentence of this Section 2.2(b), but shall be entitled to continued coverage pursuant to COBRA under the Employer’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment on a full self-pay basis to the extent eligible and subject to the Participant’s timely election pursuant to COBRA.

(c) Accelerated Vesting of Equity Awards. Subject to the provisions of Sections 2.3 and 2.4 and Sections 2.6 through 2.9, to the extent not vested immediately prior to a Change in Control, all stock based awards granted to the Participant prior to the Change in Control under the Company’s 2002 Stock Option Plan or Incentive Stock Plan, each as amended, or any successor plan(s) thereto, that are outstanding as of the date of the Change in Control shall become fully vested as of the effective date of the Participant’s termination. Any stock option, stock appreciation right or similar award that provides for a Participant elected exercise shall become fully exercisable and will remain exercisable for the applicable period following termination specified in the applicable equity plan and/or the applicable award agreement. In the case of restricted stock or similar awards that are not subject to a Participant elected exercise, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of such award as of the effective date of the Participant’s termination. For the avoidance of doubt, this Section shall apply to any equity awards that, in connection with a Change in Control, are given in replacement of the equity awards held by the Participant immediately prior to the Change in Control.

2.3 Effect of Prior Agreements. In the event that a Participant is entitled to severance payments and benefits upon termination under an Individual Severance Agreement, the Participant shall be entitled to, on a benefit-by-benefit basis, severance payments and benefits equal to the greater of the Severance Benefits hereunder and the applicable payments and benefits provided under such Individual Severance Agreement; provided that the foregoing shall not otherwise affect the Participant’s rights under the Plan or such Individual Severance Agreement. Notwithstanding anything herein to the contrary, if a Participant has an Individual Severance Agreement that provides for severance payments to be paid in a single lump sum, then in lieu of the Severance Payments to be paid to the Participant under Section 2.2(a) above, the Participant shall receive an amount equal to the sum of the Base Salary plus Bonus (if applicable) that the Participant would have otherwise received during the applicable Severance Period paid in a single lump sum on the 60th day following the date the Participant’s employment terminates, subject to Sections 2.4 through 2.9 and Section 7.8(b) hereof; provided, that with respect to any Participant for who Section 1.23(g) of the Plan does not apply, the six-month delay set forth in Section 7.8(b) shall only be applied to amounts in excess of the Separation Pay Limit.

2.4 No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Employer pursuant to the Plan and, except as provided in Sections 2.2(b) hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 2.5 (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), 2.7 and 2.8 hereof, the Company shall be entitled to recover any payments previously made to the Participant hereunder. Severance Benefits shall be reduced (offset) by any amounts payable under any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law.

2.5 Release Required. Any amounts payable pursuant to the Plan shall be conditioned upon the Participant’s execution and non-revocation, within sixty (60) days following the effective date of termination, of a release in the form attached as Appendix B hereto (with such changes thereon as are legally necessary at the time of execution to make it enforceable). The Company shall provide the release to the Participant within seven (7) days following the Participant’s date of termination. The Participant will be required to sign the release within 45 days after the date it is provided to him or her and not revoke it within the seven (7) day period following the date on which it is signed. All payments delayed pursuant to this Section 2.5, except to the extent delayed pursuant to Section 7.8(b), shall be paid to the Participant in a lump sum on the first Company payroll date on or following the 60th day after the Participant’s date of termination, and any remaining payments due to the Participant under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

2.6 Code Section 280G.

(a)  Notwithstanding anything in the Plan to the contrary, in the event that any payment or distribution by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or pursuant to any other plan, arrangement or agreement with the Employer or its affiliates, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amounts of the Severance Benefits payable under the Plan (each a “Payment”) shall be automatically reduced to an amount one dollar ($1) less than an amount that would subject the Participant to the Excise Tax; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on a net after-tax basis (taking into account the Excise Tax, imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). Notwithstanding the foregoing, if a Participant has a right to a gross-up payment with respect to the Excise Tax pursuant to an employment agreement or other arrangement or plan, the foregoing reduction shall not apply to amounts payable to the Participant and the terms of such employment agreement or other arrangement or plan shall control.

(b) All determinations required to be made under this Section 2.6, including whether an Excise Tax is payable by the Participant and the amount of such Excise Tax shall be made by a nationally recognized accounting firm or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability of Section 280G of the Code and the Excise Tax) (the “Accountant”) selected by the Company. The Company shall be responsible for all charges of the Accountant.

2.7 Restrictive Covenants. By accepting the Severance Benefits under the Plan, each Tier 1 Employee, Tier 2 Employee and Tier 3 Employee who is a Participant is deemed to acknowledge that the restrictive covenants (including, without limitation, confidentiality and non-competition) in any other agreement with the Employer previously signed by such Participant shall not be affected by the Plan and that the restrictive covenants therein shall continue to apply after a Change in Control or a termination of employment after a Change in Control in accordance with the terms of such restrictive covenants. As a condition to receiving Severance Benefits, such Participant shall be required to acknowledge and agree that the payment of Severance Benefits is subject to the enforcement of such restrictive covenants.

2.8 Cooperation. By accepting the Severance Benefits under the Plan, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate (but only truthfully) with the Employer and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute.

2.9 Application of the Plan to Foreign Participants. Notwithstanding anything in the Plan to the contrary, the Severance Benefits provided hereunder to Foreign Participants shall be reduced by any statutory benefit that the Participant is entitled to receive upon a termination of employment in accordance with applicable law. For the avoidance of doubt, the provisions of the Plan shall not limit a Foreign Participant’s rights to receive any statutory benefit that the Participant is entitled to receive upon a termination of employment in accordance with applicable law.

ARTICLE III

UNFUNDED PLAN

3.1 Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code and Severance Payments shall be paid out of the general assets of the Employer as and when Severance Payments are payable under the Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Employer decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1 Plan Administrator. The general administration of the Plan on behalf of the Employer (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

4.2 Reimbursement of Expenses of Plan Committee. The Employer may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.

4.3 Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of the Plan and provided that the Committee acts in good faith, the Committee shall have complete authority to determine a Participant’s participation and Severance Benefits under the Plan, to interpret and construe the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan.

4.4 Delegation of Authority. Subject to the limitations of applicable law, the Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated, and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

4.5 Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

4.6 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

4.7 Indemnification. The Committee, its members and any person designated pursuant to Section 4.4 above shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Employer for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

ARTICLE V

AMENDMENT AND TERMINATION

5.1 Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that in no event shall any amendment reducing the Severance Benefits provided hereunder or any Plan termination be effective prior to the eighteen (18) month anniversary of the Effective Date, and further provided that the Company shall not amend or terminate the Plan at any time after (i) the occurrence of a Change in Control or (ii) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until eighteen (18) months after the occurrence of a Change in Control, provided that all Severance Benefits under the Plan have been paid.

ARTICLE VI

SUCCESSORS

For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

ARTICLE VII

MISCELLANEOUS

7.1 Minors and Incompetents. If the Committee shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to the Benefits, in such manner and proportions as the Committee may determine in its sole discretion. Any such Severance Benefits shall be a complete discharge of the liabilities of the Employer, the Committee and the Board under the Plan.

7.2 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

7.3 Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

7.4 Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

7.5 Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

7.6 Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.

7.7 Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York, without reference to rules relating to conflicts of law.

7.8 Code Section 409A.

(a) General. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of an excise tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the Severance Benefits hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) Separation from Service; Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment that is specified as subject to this Section, such payment shall not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first Company payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

7.9 Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

7.10 Non-Employment. The Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.

7.11 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

7.12 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

7.13 Communications. All announcements, notices and other communications regarding the Plan will be made by the Employer in writing.

ARTICLE VIII

WHAT ELSE A PARTICIPANT NEEDS
TO KNOW ABOUT THE PLAN

8.1 Claims Procedure. Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan Administrator, the Participant may request a review of the application as if the claim had been denied.

A Participant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Employer. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. In connection with this appeal, the Participant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Committee written comments, documents, records, and other information related to the claim. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.

The review by the Committee will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

The Committee decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. A Participant may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision. These procedures must be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits. In addition, no lawsuit may be started more than two years after the date on which the applicable appeal was denied. If there is no decision on appeal, no lawsuit may be started more than two years after the time when the Committee should have decided the appeal. The law also permits the Participant to pursue his or her remedies under Section 502(a) of ERISA without exhausting these appeal procedures if the Plan has failed to follow them.

8.2 Plan Interpretation and Benefit Determination. This Section 8.2 shall only apply with respect to Tier 4 Employees. The Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

Without limiting the generality of the foregoing, the Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the sole and absolute discretionary authority to:

(a) take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;

(b) formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c) decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d) resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and

(e) process, and approve or deny, benefit claims and rule on any benefit exclusions.

All determinations made by the Committee (or, where applicable, any duly authorized delegee of the Committee) with respect to any matter arising under the Plan shall be final and binding on the Employer, the Participant, any beneficiary, and all other parties affected thereby.

8.3 Statement of Participants Rights Under ERISA. Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants in the Plan shall be entitled to:

(a) Receive Information About the Plan and Plan Benefits.

(i) Examine, without charge, at the Committee’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii) Obtain, upon written request to the Committee, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Committee may make a reasonable charge for the copies.

(iii) Receive a summary of the Plan’s annual financial report (if any). The Committee is required by law to furnish each Participant with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Participants in the Plan, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and other Plan beneficiaries. No one, including the Employer or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a welfare benefit or exercising a Participant’s rights under ERISA.

(c) Enforce a Participant’s Rights.

(i) If a Participant’s claim for a welfare benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii) Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, a Participant may file suit in a Federal court. In such a case, the court may require the Committee to provide materials and pay the Participant up to $110 per day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, after a Participant has exhausted the Plan’s claim and review procedures described above, a Participant may file suit in a state or Federal court. If a Participant is discriminated against for asserting a Participant’s rights, a Participant may seek assistance from the U.S. Department of Labor, or a Participant may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful, the court may order the person that the Participant has sued to pay these costs and fees. If a Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.

(d) Assistance with Your Questions. If a Participant has any questions about the Plan, the Participant should contact the Committee. If a Participant has any questions about this statement or about the Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Committee, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about a Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

8.4 Plan Document. This document shall constitute both the Plan document and summary plan description and shall be distributed to all Participants in this form.

8.5 Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Take-Two Interactive Software, Inc. Change in Control Employee Severance Plan
SPONSOR:	Take-Two Interactive Software, Inc. 622 Broadway New York, New York 10012
EMPLOYER IDENTIFICATION NUMBER (EIN):	51-0350842
PLAN NUMBER:	501
TYPE OF PLAN:	Employee Welfare Severance Benefit Plan
END OF PLAN YEAR:	October 31
TYPE OF ADMINISTRATION:	Employer Administered
PLAN ADMINISTRATOR:	Take-Two Interactive Software, Inc. 622 Broadway New York, New York 10012 (646) 536-2842
EFFECTIVE DATE:	March 3, 2008

The Committee keeps records of the Plan and is responsible for the administration of the Plan. The Committee will also answer any questions a Participant may have about the Plan.

Service of legal process may be made upon the Committee (at the address above) or the Company’s General Counsel.

No individual may, in any case, become entitled to additional benefits or other rights under the Plan after the Plan is terminated. Under no circumstances, will any benefit under the Plan ever vest or become nonforfeitable.

APPENDIX A

CHANGE IN CONTROL

A “Change in Control” shall be deemed to have occurred if any of the following shall have occurred:

(a) upon any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of: (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section or any a director whose initial assumption of office is in connection with an actual or threatened election or other proxy contest, including but not limited to a consent solicitation, relating to the election of directors to the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company or a subsidiary with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation; or

(d) upon the approval by the stockholders of the Company of a plan of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Only one Change in Control may occur under the Plan.

A - 1

APPENDIX B
AGREEMENT AND RELEASE

Take-Two Interactive Software, Inc. (“Company”) and [name] (“Employee”), agree to the terms and conditions set forth below:

1. Employee’s employment with the Company is terminated as of ________________ ___, 20__ (the “Termination Date”). Employee acknowledges that the Termination Date is the termination date of [his/her] employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. Employee acknowledges and agrees that the Company shall not have any obligation to rehire Employee, nor shall the Company have any obligation to consider [him/her] for employment, after the Termination Date.

2. In exchange for the general release in paragraph 4 below and other promises contained herein, and in accordance with the terms of the Take-Two Interactive Software, Inc. Change in Control Employee Severance Plan (“Severance Plan”), which Employee hereby acknowledges receiving, including without limitation, Section 7.8(b) of the Severance Plan to the extent applicable, Employee will receive (collectively, the “Severance Benefits”):

(a) [ADD FOR ALL PARTICIPANTS AS APPLICABLE] a Severance Payment (as defined in the Severance Plan) in the total gross amount of $[amount] (the “Severance Payment”), which shall be paid in accordance with the Company’s normal payroll practices (but off employee payroll) [IF CONTINUATION PAYMENTS - in substantially equal installments for a period of [For Tier 1 Employee - eighteen (18) months] [For Tier 2 Employee - twelve (12) months] [For Tier 3 Employee - six (6) months] [For Tier 4 Employee - _______ weeks1 ] from the Termination Date [IF LUMP SUM PAYMENT REQUIRED PURSUANT TO SECTION 2.3 OF THE SEVERANCE PLAN - in a single cash lump sum payment on the sixtieth (60th) day following the Termination Date], subject to all applicable payroll withholding deductions; and

(b) [ADD FOR TIER 1, 2 AND 3 EMPLOYEES AS APPLICABLE] the Continued Health Coverage (as defined in the Severance Plan) applicable to Tier [1/2/3] Employees pursuant to Section 2.2(b) of the Severance Plan.

3. Employee hereby agrees and acknowledges that the Severance Benefits exceed any payment, benefit or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of Company or its parent or affiliates or pursuant to any prior agreement or contract with Company or its parent or affiliates.

1 Insert two (2) weeks for every Completed Year of Service (as defined in the Severance Plan) by the employee, up to a maximum of 26 weeks.

4. (a) In exchange for the Severance Benefits and other valuable consideration, Employee, for [himself/herself] and for [his/her] heirs, executors, administrators and assigns (referred to collectively as “Releasors”), forever releases and discharges Company and any and all of Company’s parent companies, partners, subsidiaries, affiliates, successors and assigns and any and all of its and their past and/or present officers, directors, partners, agents, employees, representatives, counsel, employee benefit plans and their fiduciaries and administrators, successors and assigns (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Agreement and Release.

(b) Without limiting the generality of the foregoing, this Agreement and Release is intended to and shall release Releasees from any and all claims, whether known or unknown, that Releasors ever had, now have or may have against Releasees arising out of Employee’s employment with Company or any of the Releasees, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), and/or the Older Workers Benefit Protection Act which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex, and national origin; (iii) any claim under the Americans with Disabilities Act (“ADA”) or Sections 503 and 504 of the Rehabilitation Act of 1973, each as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act, as amended; (vii) any claim under the Workers’ Adjustment and Retraining Notification Act; (viii) any claim under the New York State Human Rights Law, the New York Executive Law, the New York Labor Law, the New York City Administrative Code or any other applicable state or local labor or human rights laws; (ix) the Sarbanes-Oxley Act of 2002; (x) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, regulation, or decision; (xi) any other claim (whether based on federal, state or local law, statutory or decisional) arising out of the terms and conditions of Employee’s employment with and termination from the Company and/or the Released Parties; (xii) any claims for wrongful discharge, whistleblowing, constructive discharge, promissory estoppel, detrimental reliance, negligence, defamation, emotional distress, compensatory or punitive damages, and/or equitable relief; (xiii) any claims under federal, state, or local occupational safety and health laws or regulations, all as amended; and (xiv) any claim for attorneys' fees, costs, disbursements and/or the like. By virtue of the foregoing, Employee agrees that [he/she] has waived any damages and other relief available to [him/her] (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this paragraph 4. Notwithstanding anything herein to the contrary, the sole matters to which this Agreement of Release does not apply are: (i) claims to the Severance Benefits, (ii) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iii) claims arising after the date Employee signs this Agreement and Release, (iv) claims to vested accrued benefits under the Employer’s 401(k) or other tax qualified retirement plans in accordance with the terms of such plans and applicable law, (v) claims relating to any rights of indemnification under the Company’s organizational documents or otherwise, (vi) [or claims relating to any outstanding stock options or other equity-based award on the Termination Date,] or (vii) claims relating to an approved, executed, agreement between the Company and Employee that provides for specific severance in connection with a termination of employment which such agreement has not expired or been replaced prior to the termination of the Employee’s employment. Employee acknowledges that Employee has been informed that Employee might have specific rights and/or claims under the ADEA. Employee specifically waives such rights and/or claims under the ADEA to the extent such rights and/or claims arose on or prior to the date this Agreement of Release is executed by Employee.

5. Employee agrees that at no time will [he/she] engage in any form of conduct or make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of the Releasees. Nothing in this Agreement and Release shall prohibit or restrict Employee from: (i) making any disclosure of information, as required by law, in a proceeding or lawsuit in which the Company is a party, or additionally in any other civil proceeding or lawsuit upon ten (10) business days prior written notice to the Company; (ii) providing information to, or testifying or otherwise assisting in an investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body or the Company’s designated legal, compliance, or human resources officers; (iii) filing, testifying, participating or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission; or (iv) challenging the validity of this Agreement and Release as it applies to a release of claims under ADEA.

6. Employee agrees to make [himself/herself] reasonably available at times and for durations reasonably acceptable to both parties to assist the Company with respect to any issues wherein the Company considers Employee’s knowledge or expertise reasonably beneficial. The Company will reimburse Employee for all reasonable out of pocket expenses that incurred while [he/she] is engaged in such activity. Employee will also cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Employee shall also cooperate fully with the Company in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall pay for any reasonable out-of-pocket expenses incurred by Employee in connection with [his/her] performance of the obligations pursuant to this paragraph 6. Employee’s performance under this paragraph 6 following the Termination Date shall be subject to [his/her] then current employment obligations.

7. Employee represents that [he/she] has returned (or will return) to Company all property belonging to Company, including but not limited to electronic devices (e.g., Blackberry and/or laptop computer), keys, card access to buildings and office floors, and business information and documents.

8. If any provision of this Agreement and Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release. Further, to the extent any provision of this Agreement and Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.

9. This Agreement and Release represents the entire understanding between the parties hereto with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto after the Effective Date of this Agreement and Release. In the event of any conflict between any of the provisions of this Agreement and Release and the provisions of the Severance Plan, the terms of the Severance Plan shall govern.

10. Except as may be preempted by federal law, this Agreement and Release shall be governed by the laws of the State of New York, without regard to conflict of laws principles, and the parties in any action arising out of this Agreement and Release shall be subject to the personal jurisdiction and venue of the federal and state courts, as applicable, in the County of New York, State of New York.

11. The parties agree that this Agreement and Release and its terms are confidential and shall be accorded the utmost confidentiality. Employee hereby agrees to keep confidential and not disclose the terms and conditions of this Agreement to any person or entity without the prior written consent of the Company, except to Employee’s accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of this Agreement. Employee shall be responsible for any disclosure by them. Employee further represent that Employee has not disclosed the terms and conditions of this Agreement to anyone other than Employee’s attorneys, accountants and/or spouse. This Section 10 does not prohibit disclosure of this Agreement by any party if required by law, provided that if Employee is required to make such disclosure the Employee has given the Company prompt written notice of any legal process and cooperated with the Company’s efforts to seek a protective order.

12. Employee acknowledges that during the course of Employee’s employment with the Company, Employee has had access to information relating to the Company, its divisions, subsidiaries, or related entities and its/their business that is not generally known by persons not employed by the Company and that could not easily be determined or learned by someone outside of the Company (“Confidential Information”). Such information is confidential or proprietary and may include but not be limited to customer or client contact lists, trade secrets, patents, copyrighted materials, proprietary computer software and programs, products, systems analyses, lists of suppliers and supplier contracts, internal policies and marketing strategies, financial information relating to the Company and its employees, and other documents and information that provide the Company with a competitive advantage and that could not be easily determined or learned or obtained by someone outside the Company. Employee further acknowledges that: (i) such confidential and proprietary information is the exclusive, unique, and valuable property of the Company, its divisions, subsidiaries and/or related entities; (ii) the businesses of the Company depend on such confidential and proprietary information; and (iii) the Company wishes to protect such confidential and proprietary information by keeping it confidential for the use and benefit of the Company, its subsidiaries, divisions, and/or related entities. Employee agrees not to disclose or use such Confidential Information at any time in the future, except if authorized by the Company in writing or if required in connection with a subpoena or other legal process or investigation by any governmental, regulatory or self-regulatory agency or in connection with any legal proceeding brought against Employee, or in connection with a proceeding to enforce this Agreement.

13. Employee agrees that for a period of six (6) months following Employee’s termination of employment with the Company (the “Restricted Period”), Employee will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, induce, hire or retain any employee of the Company to leave the employ of the Company or to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee (provided Employee may serve as a reference after he is no longer employed by the Company but not with regard to any entity with which he is affiliated or from which he is receiving compensation). Furthermore, during the Restricted Period, Employee will not (i) solicit or induce any customer or client of the Company to purchase goods or services offered by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or client, (ii) encourage any customer, client, supplier or other business relationship of the Company to terminate or alter such relationship, (iii) encourage any prospective customer or supplier not to enter into a business relationship with the Company, or (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company and any customer, supplier or other business relationship.

14. Employee acknowledges and agrees that the Company will suffer irreparable damage if any of the provisions of paragraphs 5, 12 or 13 of this Agreement and Release are breached and that the Company’s remedies at law for a breach of such provisions would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach, in addition to any remedies at law, the Company will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

15. This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

16. Employee acknowledges that [he/she]: (a) has carefully read this Agreement and Release in its entirety; (b) has had an opportunity to consider the terms of this Agreement and Release [insert only if employees are over 40: and the disclosure information attached hereto as Exhibit I (which is provided pursuant to the Older Workers Benefit Protection Act)] for at least [twenty-one (21)] [forty-five (45)] days; (c) is hereby advised by Company in writing to consult with an attorney of [his/her] choice in connection with this Agreement and Release; (d) fully understands the significance of all of the terms and conditions of this Agreement and Release and has discussed them with an attorney of [his/her] choice, or has had a reasonable opportunity to do so; and (e) is signing this Agreement and Release voluntarily and of [his/her] own free will and agrees to abide by all the terms and conditions contained herein.

17. Employee may accept this Agreement and Release by signing it before a notary public and delivering it to [INSERT NAME AND ADDRESS OF CONTACT] on or before the [twenty-first (21st)] [forty-fifth (45th)] day after [he/she] receives this Agreement and Release. Notwithstanding the foregoing, Employee may not sign this Agreement and Release before [his/her] last day of employment and this Agreement and Release will not be accepted or effective if signed before the Termination Date. After signing this Agreement and Release, Employee shall have seven (7) days (the “Revocation Period”) to revoke [his/her] decision by indicating [his/her] desire to do so in writing delivered to [INSERT NAME] at the above address by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. Provided Employee does not revoke this Agreement and Release during the Revocation Period, the Effective Date of this Agreement and Release shall be the later of the eighth (8th) day after Employee signs this Agreement and Release or the day after the last day of the Revocation Period (the “Effective Date”).

Dated: ______________
(signature)
[Employee]

TAKE-TWO INTERACTIVE SOFTWARE, INC.

Accepted by:__________________________	Dated:_____________________

Name:_______________________________